Exhibit 99.1

Advaxis Chairman and CEO Issues Statement to Shareholders

Investor Conference Call on Tuesday, September 28, 2010

Time: 12:30 pm EDT | Dial-in: (218) 862-6400 | Code: 3460141 #

RSVP by 11:00 am EDT, Monday, September 27, 2010 to: ceo@advaxis.com

Press Release Source: Advaxis, Inc. On Friday September 24, 2010, 3:49 pm

NORTH BRUNSWICK, N.J.--(BUSINESS WIRE)—Thomas A. Moore, chairman and CEO of Advaxis, Inc., (OTCBB: ADXS - News), the live, attenuated Listeria monocytogenes (Listeria) immunotherapy company, issued the following statement to shareholders Friday, September 24, 2010:

Dear Fellow Shareholders,

Over the past three days, the Company received numerous calls concerning the atypical volatility in our share price, as of late. We have experienced a significant reduction in price with some very high volume. Naturally, shareholders are concerned that there may be some major new development with our business that may be responsible for this movement. I am writing to assure you, as Advaxis’ Chairman, CEO and a fellow shareholder, that this is not the case. Please let me explain:

Our U.S. phase II cervical dysplasia study is on track. The first three patient cohort is complete with all three dose regimen having had with no side effects in any patient. Recruitment of the next cohort of seven is slated for completion over the next 30-45 days with the first dosing leg expected to be reported by next September 2011 as promised. This market is extremely important to Advaxis as cervical dysplasia is diagnosed in approximately 500,000 women annually in the U.S. alone. This is more than prostate and breast cancer, combined.

The 110 patient Phase II cervical cancer study in India should be underway within weeks. The doses are already at the centers in India and are ready to go with government testing of our product to be completed next week. And, as announced at our Annual Meeting, we expect to begin reporting survival data this coming Spring of 2011. If we match our Phase I results but this time using three doses instead of two, we will create a true milestone in the treatment of cancer.

The U.S. National Cancer Institute study in cervical cancer, a 63 patient trial and the Cancer Research U.K. studies in Head and Neck cancer are funded and should be underway, soon.

We also are progressing nicely with our new research work. Our veterinary programs at the University of Pennsylvania in canine osteosarcoma and the Department of Homeland Security research with bovine hoof and mouth are moving forward..

We have also been extremely diligent in building our patent portfolio as evidenced in the flurry of new patents recently approved. Today, we have 29 patents issued with another 40 in the process. We believe our portfolio is already extremely comprehensive and being built for the long haul. In short, your Company is moving forward, as expected, across a broad range of fronts.

So why the recent stock activity? We believe, but cannot know for sure, it may be related to recent financing activity. As we reported, in our 10-Q, 9.8 million common shares were issued in August and other activity is going on. This could cause additional trading activity in shares of our stock.

Thanks for your continuing support,

Thomas A Moore

Chairman and CEO

Advaxis, Inc.

For further information on the information discussed in this press release, all readers are encouraged to refer to Advaxis’ most recent Form 10-Q filed on September 14, 2010. This SEC filing and all company filing can be viewed and/or downloaded from the U.S. Securities and Exchange Commission’s website (www.sec.gov).

There will be conference call, Tuesday, September 28, 2010 at 12:30 p.m. EDT to openly field questions about this press release. All those interested in participating in the call are welcome to RSVP us at ceo@advaxis.com by 5:00 p.m. EDT, Monday, September 27, 2010. Although we would like to accommodate all shareholders, please be mindful the available bridge lines are limited. Please RSVP as soon as practicable. The call will also be recorded and posted on our website www.advaxis.com and our corporate portal on facebook by Wednesday, September 29, 2010 before Market open.”

About Advaxis, Inc.

Advaxis is a biotechnology company developing proprietary, live, attenuated Listeria monocytogenes (Listeria) vaccines that deliver engineered tumor antigens, which stimulate multiple, simultaneous immunological mechanisms to fight cancer. Today, the Company has nine (9) distinct, cancer-fighting constructs in various stages of development, directly and through strategic collaborations with such recognized sites of excellence as the City of Hope, the Roswell Park Cancer Institute, the National Cancer Institute, the University of Pittsburgh, Cancer Research – UK and the U.S. Department of Homeland Security. Advaxis’ technology was developed by Dr. Yvonne Paterson, professor of microbiology at the University of Pennsylvania and chairperson of Advaxis’ scientific advisory board.

Please visit the Company’s portals: advaxis.com | facebook | twitter | LinkedIn

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contact:

Advaxis, Incorporated
Conrad F. Mir, 732-545-1590
Executive Director
732-545-1084 (FAX)
mir@advaxis.com
or
Diana Moore, 732-545-1590
Analyst
732-545-1084 (FAX)
dmoore@advaxis.com